Exhibit 5.1

Courtney T. Thorne +1 617 937 2318 cthorne@cooley.com

July 15, 2022

Gain Therapeutics, Inc.

4800 Montgomery Lane, Suite 220

Bethesda, Maryland 20814

Ladies and Gentlemen:

You have requested our opinion, as counsel to Gain Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 800,000 shares (the “Inducement Plan Shares”) of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), pursuant to the Company’s 2021 Inducement Equity Incentive Plan (the “Inducement Plan”) and (ii) 1,800,000 shares (the “Incentive Plan Shares”, and together with Inducement Plan Shares, the “Shares”) of the Company’s Common Stock, pursuant to the 2022 Equity Incentive Plan (the “2022 Incentive Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws, each as currently in effect, (c) the Inducement Plan, (d) the 2022 Incentive Plan and (e) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Inducement Plan and the 2022 Incentive Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 500 Boylston Street Boston, MA 02116
t: (617) 937-2300 f: (617) 937-2400 cooley.com

Gain Therapeutics, Inc. July 15, 2022 Page Two

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated and is based on those laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Courtney T. Thorne
Courtney T. Thorne, Partner

Cooley LLP 500 Boylston Street Boston, MA 02116
t: (617) 937-2300 f: (617) 937-2400 cooley.com